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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:  John F. Hornbostel, Jr., Esq.
          SAF T LOK INCORPORATED
          Telephone (724) 981-3159
          Facsimile (724) 983-4070

           SAF T LOK DENIES PURPORTED CLASS ACTIONS ALLEGATIONS and
                    ANNOUNCES RESIGNATIONS and APPOINTMENTS

Sharon, Pennsylvania May 10, 2002 - SAF T LOK INCORPORATED (OTCBB trading symbol LOCK), www.saf-t-lok.com, announced that it understood two Class Action
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Complaints were recently filed against the Company and certain other parties.
The Company has not yet been served. The allegations as understood by the Company to be contained in the Complaints are without merit. SAF T LOK INCORPORATED plans to vigorously defend itself.

The Company announced that effective today: James E. Winner, Jr., resigned as Chairman of The Board, President, and Chief Executive Officer, and Karen Winner Hale, Dewey R. Stokes, and Curtis A. Sliwa, resigned as Directors. The Directors resigned for personal reasons, not because of any disagreement with the Company. The Company announced that it named John F. Hornbostel, Jr., as Chairman of The Board, President, and Chief Executive Officer of the Company. Mr. Hornbostel continues as a Director, Secretary, and General Counsel of the Company. The Company also announced today that it has named Charles R. Miller, Vice President of the Company. Mr. Miller continues as Chief Financial Officer and Treasurer of the Company.

STL Incorporated is the manufacturer of the Saf T Lok(R) hand gun safety locks. The Company's patented combination gun locks, for revolvers and semi-automatic handguns, became an integral part of the firearm so there is nothing to remove, no keys or rings to find and no batteries to fail. The "touch-sensitive" combination allows for operation of the lock - even in the dark. Unlike trigger locks, which require guns to be unloaded, the Saf T Lok(R) gun locks attach to the grip or magazine of a handgun and blocks the weapon internally so it cannot be fired, even if it is loaded and the trigger pulled. Only someone who knows the combination can use the gun or remove the lock.

For complete information about Saf T Lok(R) products and services, visit www.saf-t-lok.com.
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Certain information and comments contained in this press release may be forward-
looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company's Annual Report on Form 10-KSB, its subsequent Form 10-QSB filings together with other factors that appear in this press release or in the Company's other Securities and Exchange Commission filings could affect the Company's actual results and could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.